Exhibit 10.1

AMENDMENT NO. 1

TO

DISTRIBUTION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Distribution Agreement, dated as of November 12, 2018 (the “Distribution Agreement”) is entered into as of March 02, 2021 (the “Effective Date”), by and among Ferring International Center S.A., a Société Anonyme organized and existing under the laws of Switzerland (“Ferring”), INVO Bioscience, Inc., a corporation organized and existing under the laws of Nevada (“INVO”), and Bio X Cell, Inc., a corporation organized and existing under the laws of Massachusetts (“Bio X Cell”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Distribution Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to make certain amendments to the Distribution Agreement as described below.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.    Purchase of Additional Product and Satisfaction of Calendar Year 2020 Minimum Annual Target. The Parties acknowledge and agree that (i) Ferring shall purchase an additional 2,004 count of Product (i.e. 334 units of 6) for $501,000 pursuant to the Supply Agreement in March 2021, and (ii) the Minimum Annual Target for Calendar Year 2020 set forth in Section 2.4 of the Distribution Agreement is hereby deemed to be satisfied in full as a result of the purchase of such additional units of Product as defined in (i) of this section.

2.    Section 4.3INVO Clinics. The Parties agree that (i) Schedule 4.3(a) of the Agreement is deleted in its entirety and (ii) Section 4.3 of the Agreement is deleted in its entirety and hereby amended and restated as follows:

“Section 4.3         INVO Clinics. As a limited exception to the exclusive Product License, and subject to the terms and conditions of this Agreement, INVO shall be entitled, at its sole cost to establish INVO clinics that exclusively Commercialize INVO Cycles in the Territory in order to Commercialize the Product during the Term (the “INVO Clinics”) as follows: INVO may establish seven (7) INVO Clinics, upon not less than ninety (90) days’ advance written notice to Ferring of its intent to establish such an INVO Clinic, in locations where such INVO Clinic is under oversight, directorship, ownership, and/or control of a reproductive endocrinologist (REI); provided that, subject to the last sentence of Section 2.4(b), Ferring’s prior written consent shall be required for INVO to establish more than seven (7) INVO Clinics. For purposes of up to seven (7) INVO Clinics as contemplated immediately above, and otherwise subject to obtaining Ferring’s prior written consent, INVO shall be entitled to order and purchase

Product solely from Ferring (the “Repurchased Product”) on the following terms: (a) INVO may not submit an order to purchase (when aggregated with all other orders to purchase during the immediately preceding 90 days) in the aggregate for more than ten percent (10%) of Ferring’s then-current inventory of the Product and (b) upon placing a purchase order with Ferring, INVO shall pay Ferring within thirty (30) days in immediately available funds the amount equal to One Hundred U.S. Dollars (US$100) more than the then-current purchase price of the Product per Product ordered pursuant to the Supply Agreement. Any Product revenue received by INVO from INVO Clinics shall be considered as INVO Revenue and counted towards Ferring’s satisfaction of the Minimum Annual Targets contemplated by Section 2.4(b). INVO, on behalf of itself and its Affiliates, hereby covenants and agrees to (i) exclusively require and promote use of the Ferring pharmaceutical product Menopur and, to the extent INVO determines it is reasonable and appropriate under Applicable Law, all of the Ferring Fertility Products (as and to the extent any pharmaceutical products intended for the Field are involved) in connection with the Product for all INVO Cycles performed in all INVO Clinics during the Term and (ii) provide Ferring with the opportunity to review, and reasonably comment on, and approve in a reasonable timeframe of all marketing materials to be used in connection with the INVO Clinics. Beginning on the Closing Date, INVO shall provide Ferring with annual reports summarizing its Commercialization activities for the Product at INVO Clinics in the Territory including a reasonably detailed report of revenue generated from INVO Clinics.”

3.    Section 7.2(b) Product Label Enhancement. The Parties agree that Section 7.2(b) of the Agreement is deleted in its entirety and hereby amended and restated as follows:

“(b)         Product Label Enhancement.   Ferring shall pay to INVO a one-time, non-refundable and non-creditable additional payment of Three Million U.S. Dollars (US$3,000,000) within ten (10) Business Days following the date that the FDA approves the Product Label Enhancement pursuant to Section 3.1 at least three (3) years prior to the expiration of the Term; provided that, following any conversion of the Product License to the Non-Exclusive Territory License, such additional payment shall not be payable.”

4.    Reference to and Effect on the Agreement. Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any of such to be deemed to be a reference to the Agreement as amended hereby. Except as expressly amended by this Amendment, the Agreement shall remain unchanged and in full force and effect in all respects. In case of any conflict between this Amendment and the Distribution Agreement, the terms and conditions of this Amendment shall supersede the terms and conditions of the Distribution Agreement to the extent of such conflict.

5.    Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be executed and delivered as of the Effective Date.

FERRING INTERNATIONAL CENTER S.A.

By: /s/ Jan Peutzfeldt

Name: Jan Peutzfeldt

Title: Senior Vice President, Global Marketing and Business Development

By: /s/ Curt McDaniel

Name: Curt McDaniel

Title: Chief Legal Officer

INVO BIOSCIENCE, INC.

By: /s/ Steve Shum

Name: Steve Shum

Title: CEO

BIO X CELL, INC.

By: /s/ Steve Shum

Name: Steve Shum

Title: CEO

[Signature Page to Amendment No. 1 to Distribution Agreement]